Exhibit 99.1

CVB Financial Corp.
701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release

For Immediate Release

Contact: David A. Brager

President and Chief

Executive Officer

(909) 980-4030

CVB Financial Corp. Reports Earnings for the Fourth Quarter and the Year Ended 2025

Fourth Quarter 2025

•
Net Earnings of $55.0 million, or $0.40 per share
•
Return on Average Assets of 1.40%
•
Net Interest Margin of 3.49%

Full Year 2025

•
Net Earnings of $209.3 million, or $1.52 per share
•
Return on Average Assets of 1.36%
•
Return on Average Tangible Common Equity of 14.28%

Ontario, CA, January 21, 2026 - CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank, National Association (the “Company”), announced earnings for the quarter and the year ended December 31, 2025.

CVB Financial Corp. reported net income of $55.0 million for the quarter ended December 31, 2025, compared with $52.6 million for the third quarter of 2025 and $50.9 million for the fourth quarter of 2024. Diluted earnings per share were $0.40 for the fourth quarter, compared to $0.38 for the prior quarter and $0.36 for the same period last year.

For the fourth quarter of 2025, annualized return on average equity (“ROAE”) was 9.48%, annualized return on average tangible common equity (“ROATCE”) was 14.41%, and annualized return on average assets (“ROAA”) was 1.40%.

For the year ended December 31, 2025, the Company reported net income of $209.3 million, compared with $200.7 million for the year ended December 31, 2024. Diluted earnings per share were $1.52 for the year ended December 31, 2025, compared to $1.44 for the year ended December 31, 2024. For the year ended December 31, 2025, ROAA was 1.36% and ROATCE was 14.28%, which compares to a 1.24% ROAA and 14.95% ROATCE for 2024.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “Citizens Business Bank’s performance in the fourth quarter demonstrates our continued financial strength and focus on our vision of serving the comprehensive financial needs of small to medium sized businesses and their owners. Our consistent financial performance is highlighted by our 195 consecutive quarters, or more than 48 years, of profitability, and our 145 consecutive quarters of paying cash dividends. I would like to thank our customers and associates for their continuing commitment and loyalty.”

Highlights for the Fourth Quarter of 2025

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Pre-provision / pretax income increased to $71.9 million, from $70.0 million in the third quarter of 2025
•
Positive operating leverage of 2% compared to prior quarter and 6% compared to the fourth quarter of 2024
•
Net interest income of $123 million increased by $7 million, or 6.1% from the third quarter of 2025
•
Net interest margin expanded to 3.49% from 3.33% for the third quarter of 2025
•
Loans grew by $228 million from the end of the third quarter 2025
•
Average total deposits & customer repurchase agreements increased by $110 million from the prior quarter
•
Efficiency ratio of 44.4%, excluding acquisition expense and increase in off-balance sheet reserves
•
$2.5 million recapture of allowance for credit loss, net recoveries of $325,000 during the quarter
•
$20.5 million decrease in NPA and $25.5 million decrease in classified loans compared to prior quarter

Highlights for the Full Year 2025

•
5.5% growth in Earning Per Share and 4.3% growth in Net Income
•
Net interest margin of 3.36%, compared to 3.09% for 2024
•
Cost of funds of 1.03%, compared to 1.32% for 2024
•
Net interest income increased by $13 million, or 2.9%
•
Efficiency ratio of 45.3% after excluding expense for acquisition and increased reserves for off-balance sheet
•
Loans grew by $163 million, or 2% compared to December 31, 2024
•
Average total deposits & customer repurchase agreements increased by 1%, compared to 2024
•
Repurchased 4.3 million shares of common stock in 2025

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Year Ended December 31,
	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024	2023
	(Dollars in thousands, except per share amounts)
Net interest income	$122,658	$115,577	$110,418	$460,287	$447,347	$487,990
(Recapture of) provision for credit losses	(2,500)	1,000	3,000	(3,500)	3,000	(2,000)
Noninterest income	11,193	13,006	13,103	55,171	54,474	59,330
Noninterest expense	61,988	58,576	58,480	237,265	233,583	229,886
Income taxes	19,319	16,421	17,183	72,395	70,522	93,999
Net earnings	$55,044	$52,586	$50,858	$209,298	$200,716	$221,435
Earnings per common share:
Basic	$0.40	$0.38	$0.36	$1.52	$1.44	$1.59
Diluted	$0.40	$0.38	$0.36	$1.52	$1.44	$1.59

NIM	3.49%	3.33%	3.18%	3.36%	3.09%	3.31%
ROAA	1.40%	1.35%	1.30%	1.36%	1.24%	1.35%
ROAE	9.48%	9.19%	9.14%	9.26%	9.35%	11.03%
ROATCE	14.41%	14.11%	14.31%	14.28%	14.95%	18.48%
Efficiency ratio	46.31%	45.56%	47.34%	46.03%	46.55%	42.00%

Net Interest Income

Net interest income was $122.7 million for the fourth quarter of 2025, representing a $7.1 million, or 6.13%, increase from the third quarter of 2025, and a $12.2 million, or 11.09%, increase from the fourth quarter of 2024. Interest income increased by $5.9 million, or 3.91%, from the third quarter of 2025, while interest expense decreased by $1.2 million, or 3.52%, to $33.3 million in the fourth quarter of 2025. The quarter over quarter growth in net interest income resulted from a $152.5 million increase in average earning assets, primarily due to a $144.8 million increase in average loans, and a 16 basis point increase in the net interest margin. The increase in net interest income compared to the fourth quarter of 2024 was due primarily to a 31 basis point increase in the net interest margin, from 3.18% to 3.49%.

Net interest income of $460.3 million for the year ended December 31, 2025, increased $12.9 million, or 2.89%, compared to the same period of 2024. Interest income decreased by $36.8 million, while interest expense decreased by $49.8 million from 2024. The decrease in interest income from 2024 was primarily due to a $798 million decrease in average earning assets, associated with the Bank's strategy in the later half of 2024 to de-leverage the balance sheet, as well as a two basis point decrease in the earning asset yield. The $49.8 million decrease in interest expense was primarily due to a $48.7 million decrease in interest expense on borrowings. Average borrowings declined by $1 billion year over year, as a result of the strategy to de-leverage the balance sheet during the second half of 2024.

Net Interest Margin

Our tax equivalent net interest margin was 3.49% for the fourth quarter of 2025, compared to 3.33% for the third quarter of 2025 and 3.18% for the fourth quarter of 2024. The 16 basis points increase in our net interest margin compared to the third quarter of 2025, was the result of an 11 basis points increase in our interest-earning assets yield, while our cost of funds decreased four basis points. The 11 basis points increase in our interest-earning asset yield was primarily due to a 22 basis points increase in our loan yield. The loan yield for the fourth quarter of 2025 was impacted by the collection of $3.2 million of interest on a nonperforming loan that was paid off in full during the quarter. Our cost of funds decreased in the fourth quarter to 1.01%, from 1.05% in the third quarter of 2025. The decrease in our cost of funds from the prior quarter was the result of a four basis point decrease in our cost of deposits to 0.82%, from 0.86%. In addition, the cost of customer repurchase agreements decreased to 1.76% in the fourth quarter from 2.00% for the third quarter of 2025.

Net interest margin for the fourth quarter of 2025 increased by 31 basis points compared to the fourth quarter of 2024, based on the impact of both a 19 basis point increase in the earning asset yield and a 12 basis point decrease in cost of funds. The increase in earning asset yield was primarily due to a 32 basis point increase in loan yields. Cost of funds was 1.01% for the fourth quarter of 2025, compared to 1.13% in the same quarter of last year, as the cost of deposits decreased by 11 basis points.

Earning Assets and Deposits

On average, earning assets increased by $152.5 million compared to the third quarter of 2025 and increased $63.4 million when compared to the fourth quarter of 2024. The $152.5 million quarter-over-quarter increase in earning assets resulted from a $144.8 million increase in average loans and a $110.8 million increase in investment securities, offset by a $121.5 million decrease in average funds held at the Federal Reserve. Compared to the fourth quarter of 2024, the average funds held at the Federal Reserve increased by $29.8 million and average investment securities increased by $10.2 million. The average balance on noninterest-bearing deposits decreased by $122 million, or 1.71%, from the third quarter of 2025 and by $114.6 million, or 1.61% from the year ago quarter. The average balance on interest-bearing deposits and customer repurchase agreements increased by $232.2 million from the prior quarter and by $127.0 million from the fourth quarter of 2024. On average, noninterest-bearing deposits were 57.92% of total deposits during the most recent quarter, compared to 59.28% for the third quarter of 2025 and 58.74% for the fourth quarter of 2024.

SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	December 31, 2025		September 30, 2025		December 31, 2024
	(Dollars in thousands)
Yield on average investment securities (TE)	2.69%		2.66%		2.58%
Yield on average loans	5.47%		5.25%		5.15%
Yield on average earning assets (TE)	4.43%		4.32%		4.24%
Cost of deposits	0.82%		0.86%		0.93%
Cost of funds	1.01%		1.05%		1.13%
Net interest margin (TE)	3.49%		3.33%		3.18%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$4,946,732	35.27%	$4,835,928	34.86%	$4,936,514	35.36%
Interest-earning deposits with other institutions	528,211	3.77%	646,979	4.66%	485,103	3.47%
Loans	8,517,188	60.73%	8,372,383	60.35%	8,522,587	61.04%
Total interest-earning assets	14,025,812		13,873,302		13,962,216

	Year Ended December 31,
	2025		2024		2023
	(Dollars in thousands)
Yield on average investment securities (TE)	2.65%		2.65%		2.52%
Yield on average loans	5.29%		5.26%		5.04%
Yield on average earning assets (TE)	4.33%		4.35%		4.10%
Cost of deposits	0.85%		0.88%		0.41%
Cost of funds	1.03%		1.32%		0.83%
Net interest margin (TE)	3.36%		3.09%		3.31%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$4,884,669	35.51%	$5,144,555	35.35%	$5,579,488	37.63%
Interest-earning deposits with other institutions	420,504	3.06%	720,428	4.95%	331,156	2.23%
Loans	8,427,967	61.27%	8,670,420	59.58%	8,893,335	59.97%
Total interest-earning assets	13,755,101		14,553,415		14,829,057

Provision for Credit Losses

There was a $2.5 million recapture of credit losses in the fourth quarter of 2025, compared to a $1 million provision for credit losses in the third quarter of 2025 and a $3 million recapture of credit losses in the fourth quarter of 2024.

For the year ended December 31, 2025, we recorded a $3.5 million recapture of credit losses, compared to a $3 million recapture of credit losses for 2024.

Noninterest Income

Noninterest income was $11.2 million for the fourth quarter of 2025, compared with $13.0 million for the third quarter of 2025, and $13.1 million for the fourth quarter of 2024. During the fourth quarter of 2025, we recognized a $2.8 million loss on sale of available-for-sale ("AFS") investments. The third quarter of 2025 included income from a $6.0 million legal settlement, that was offset by $8.1 million in losses on the sale of AFS investments. Bank-owned life insurance ("BOLI") income for the fourth quarter decreased by $1.1 million, compared to prior quarter. Trust and investment services income grew by $200,000, or 4.0% and by $519,000, or 14.8% over the third quarter and fourth quarter of 2024, respectively.

For the year ended December 31, 2025, noninterest income was $55.2 million, compared to $54.5 million for 2024. Noninterest income in 2025 included $10.8 million in losses on the sale of AFS investments, a $6.0 million legal settlement, and a $2.3 million gain on OREO, while 2024 included a total pre-tax gain of $25.9 million from the sale-leaseback of four locations partially offset by a $28.1 million pre-tax loss on the sale of AFS investments. Trust and investment services income grew by $1.3 million, or 9.5%.

Noninterest Expense

Noninterest expense for the fourth quarter of 2025 was $62.0 million, compared to $58.6 million for the third quarter of 2025 and $58.5 million for the fourth quarter of 2024. The $3.4 million quarter over quarter increase in noninterest expense includes a $500,000 increase in provision for unfunded loan commitments and $1.6 million in acquisition related expenses incurred in the fourth quarter of 2025. Excluding these expenses, noninterest expense increased from the third quarter by $1.4 million, or 2.3%. Salaries and employee benefits increased by $1.2 million, as bonus and benefit expense increased during the fourth quarter. As a percentage of average assets, noninterest expense was 1.57% for the fourth quarter of 2025, 1.50% for the third quarter of 2025, and 1.49% for the fourth quarter of 2024. The efficiency ratio was 46.3% for the fourth quarter of 2025, 45.6% for the third quarter of 2025, and 47.3% for the fourth quarter of 2024. Excluding acquisition related expenses and increase in provision for unfunded loan commitment, the efficiency ratio for the fourth quarter of 2025 was 44.4%

Noninterest expense of $237.3 million for the year ended December 31, 2025 was $3.7 million, or 1.58% higher than the prior year. After excluding acquisition related expenses and increase in provision for unfunded loan commitments in 2025, noninterest expense was lower than 2024 by $1.1 million. Professional service expense decreased from 2024 by $1.2 million, while software expense grew from 2024 by $1.8 million, or 12.1%.

Income Taxes

Our effective tax rate for the quarter ended December 31, 2025 was 25.98%, compared with 23.80% for the third quarter of 2025, and 25.25% for the fourth quarter of 2024. Investments in tax credits contributed to the year-to-date effective tax rate of 25.7%. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $15.63 billion at December 31, 2025. This represented a decrease of $35.2 million, or 0.22%, from total assets of $15.67 billion at September 30, 2025. The decrease in assets included an $363.2 million decrease in interest-earning balances due from the Federal Reserve, offset by a $76.2 million increase in investment securities, and a $228.3 million increase in total loans.

Total assets increased by $477.4 million, or 3.15%, from total assets of $15.15 billion at December 31, 2024. The increase in assets included a $218.1 million increase in interest-earning balances due from the Federal Reserve, a $162.8 million increase in total loans, and a $31.7 million increase in investment securities.

Investment Securities

Total investment securities were $4.95 billion at December 31, 2025, an increase of $76.2 million, or 1.56% from $4.88 billion at September 30, 2025, and an increase of $31.7 million, or 0.64%, from $4.92 billion at December 31, 2024.

At December 31, 2025, investment securities held-to-maturity (“HTM”) totaled $2.27 billion, a decrease of $27.5 million, or 1.20% from September 30, 2025, and a decrease of $109.3 million, or 4.59% from December 31, 2024.

At December 31, 2025, investment securities available-for-sale (“AFS”) totaled $2.68 billion, inclusive of a pre-tax net unrealized loss of $307.8 million. AFS securities increased by $103.7 million, or 4.02% from September 30, 2025, and increased by $141.0 million, or 5.54% from $2.54 million at December 31, 2024. The pre-tax unrealized loss decreased by $26.0 million from the end of the September 30, 2025, while decreasing $139.9 million from December 31, 2024.

Loans

Total loans and leases, at amortized cost, of $8.70 billion at December 31, 2025 increased by $228.3 million, or 2.69%, from September 30, 2025. The quarter-over quarter increase in loans included increases of $138.6 million in dairy & livestock and agribusiness loans, $39.1 million in commercial real estate loans, $34.5 million in commercial and industrial loans, $16.1 million in Small Business Administration ("SBA") loans, and $7.8 million in construction loans, partially offset by decreases of $4.3 million in single-family residential ("SFR") mortgage loans, $1.8 million in municipal lease finance receivables, and $1.6 million in consumer and other loans.

Total loans and leases, at amortized cost, increased by $162.8 million, or 1.91%, from December 31, 2024. The year-over-year increase includes increases of $66.9 million in commercial real estate loans, $48.5 million in commercial and industrial loans, $21.7 million in construction loans, $12.6 million in SFR mortgage loans, $11.7 million in dairy and livestock and agribusiness loans, $9.4 million in SBA loans, $2.3 million in consumer loans, offset by decreases of $6.6 million in municipal lease finance receivables, and $3 million in other loans.

Asset Quality

During the fourth quarter of 2025, we experienced credit charge-offs of $106,000 and total recoveries of $431,000, resulting in net recoveries of $325,000 compared to net recoveries of $333,000 in the prior quarter. For the year ended 2025, we experienced net recoveries of $539,000. Allowance for credit losses represented 0.89% of gross loans at December 31, 2025 compared to 0.94% at September 30, 2025.The allowance for credit losses (“ACL”) totaled $77.2 million at December 31, 2025, compared to $79.3 million at September 30, 2025 and $80.1 million at December 31, 2024. . At December 31, 2025, the ACL as a percentage of total loans and leases outstanding was 0.89%. This compares to 0.94% at September 30, 2025 and 0.94% at December 31, 2024.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	December 31, 2025	September 30, 2025	December 31, 2024
	(Dollars in thousands)
Nonperforming loans
Commercial real estate	$4,186	$23,707	$25,866
SBA	21	3,952	1,529
Commercial and industrial	478	145	340
Dairy & livestock and agribusiness	-	-	60
Total	$4,685	$27,804	$27,795
% of Total loans	0.05%	0.33%	0.33%

OREO
Commercial real estate	$163	$661	$18,656
SFR mortgage	-	-	647
Total	$163	$661	$19,303

Total nonperforming assets	$4,848	$28,465	$47,098
% of Nonperforming assets to total assets	0.03%	0.18%	0.31%

Past due 30-89 days (accruing)
Commercial real estate	$2,887	$43	$-
SBA	30	42	88
Commercial and industrial	261	-	399
Total	$3,178	$85	$487
% of Total loans	0.04%	0.00%	0.01%
Total nonperforming, OREO, and past due	$8,026	$28,550	$47,585

Classified Loans	$52,701	$78,180	$89,549

The $23.1 million decrease in nonperforming loans from September 30, 2025 was primarily due to a $19.6 million commercial real estate nonperforming loan payoff and a $3.4 million SBA loan payoff.

Classified loans are loans that are graded “substandard” or worse. Classified loans decreased $25.5 million quarter-over-quarter, primarily due to three commercial real estate loans paid off totaling $25.6 million.

Deposits & Customer Repurchase Agreements

Deposits of $12.07 billion and customer repurchase agreements of $490.6 million totaled $12.56 billion at December 31, 2025. This represented a net decrease of $12.9 million compared to $12.58 billion at September 30, 2025. Total deposits and customer repurchase agreements increased by $352.3 million, or 2.89%, compared to December 31, 2024.

Noninterest-bearing deposits were $6.80 billion at December 31, 2025, a decrease of $444.3 million, or 6.13%, when compared to $7.24 billion at September 30, 2025. Noninterest-bearing deposits decreased by $236.4 million, or 3.36%, when compared to $7.04 billion at December 31, 2024. At December 31, 2025, noninterest-bearing deposits were 56.33% of total deposits, compared to 59.76% at September 30, 2025, and 58.90% at December 31, 2024.

Borrowings

As of December 31, 2025, September 30, 2025, and December 31, 2024, total borrowings consisted of $500 million of Federal Home Loan Bank ("FHLB") advances. The FHLB advances include $300 million, at an average cost of 4.73%, maturing in May of 2026, and $200 million, at a cost of 4.27% maturing in May of 2027.

Capital

The Company’s total equity was $2.30 billion at December 31, 2025. This represented an overall increase of $108.9 million from total equity of $2.19 billion at December 31, 2024. Increases to equity included $209.3 million in net earnings and a $84.4 million increase in other comprehensive income that was partially offset by $110.3 million in cash dividends. For the year ended 2025, we repurchased, under our stock repurchase plan, 4,321,777 shares of common stock, at an average repurchase price of $18.60, totaling $80.4 million. Our tangible book value per share at December 31, 2025 was $11.24.

Our capital ratios under the revised capital framework referred to as Basel III remain well above regulatory standards.

		CVB Financial Corp. Consolidated
	Minimum Required Plus Capital Conservation Buffer	December 31, 2025	September 30, 2025	December 31, 2024

Tier 1 leverage capital ratio	4.0%	11.6%	11.8%	11.5%
Common equity Tier 1 capital ratio	7.0%	15.9%	16.3%	16.2%
Tier 1 risk-based capital ratio	8.5%	15.9%	16.3%	16.2%
Total risk-based capital ratio	10.5%	16.7%	17.1%	17.1%

Tangible common equity ratio		10.3%	10.1%	9.8%

CitizensTrust

As of December 31, 2025, CitizensTrust had approximately $5.11 billion in assets under management and administration, including $3.75 billion in assets under management. Revenues were $4.0 million for the fourth quarter of 2025 and $15.0 million for the year ended December 31, 2025, compared to $3.5 million and $13.7 million, respectively, for the same periods of 2024. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank, National Association. CVBF is one of the 10 largest bank holding companies headquartered in California with more than $15 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, January 22, 2026, to discuss the Company’s fourth quarter 2025 financial results. The conference call can be accessed live by registering at: https://register-conf.media-server.com/register/BI0e4821389aa24c70bdd552e807b00aa8

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of business, economic, or political developments, the impact of monetary, fiscal and trade policies, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy and the strength of the local economies in which we conduct business; the effects of, and changes in, immigration, trade, tariff, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target, key personnel and customers into our operations; the timely development of competitive new products and services, and the acceptance of these products and services by potential and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; changes in consumer or business spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits (including low cost deposits) or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers or depositors; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; systemic or non-systemic bank failures or crises; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and fraud and the costs of defending against them, including the costs of compliance with legislation or regulations to combat fraud and cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state employment laws and regulations; ongoing or unanticipated regulatory or legal proceedings or outcomes; ; risks associated with our pending merger with Heritage Commerce Corp (“Heritage”), including completing the transaction on the terms set forth in our definitive agreement with Heritage, difficulties and delays in integrating Heritage’s business, key personnel and customers into our business and operations, and achieving anticipated synergies, cost savings and other benefits from the transaction; and our ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2024 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings, equity, or shareholder returns, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These non-GAAP measures may or may not be comparable to similarly titled measures used by other companies..

###

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	December 31, 2025	September 30, 2025	December 31, 2024
Assets
Cash and due from banks	$107,511	$151,848	$153,875
Interest-earning balances due from Federal Reserve	268,878	632,072	50,823
Total cash and cash equivalents	376,389	783,920	204,698
Interest-earning balances due from depository institutions	13,064	13,163	480
Investment securities available-for-sale	2,683,070	2,579,397	2,542,115
Investment securities held-to-maturity	2,270,391	2,297,909	2,379,668
Total investment securities	4,953,461	4,877,306	4,921,783
Investment in FHLB, FRB, and other stock	55,948	18,012	18,012
Loans and lease finance receivables	8,699,193	8,470,906	8,536,432
Allowance for credit losses	(77,161)	(79,336)	(80,122)
Net loans and lease finance receivables	8,622,032	8,391,570	8,456,310
Premises and equipment, net	26,505	26,595	27,543
Bank owned life insurance ("BOLI")	325,299	323,881	316,248
Intangibles	5,774	6,654	9,967
Goodwill	765,822	765,822	765,822
Other assets	486,760	459,283	432,792
Total assets	$15,631,054	$15,666,206	$15,153,655
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$6,800,691	$7,244,968	$7,037,096
Investment checking	509,272	487,738	551,305
Savings and money market	4,185,244	3,809,768	3,786,387
Time deposits	576,775	581,765	573,593
Total deposits	12,071,982	12,124,239	11,948,381
Customer repurchase agreements	490,601	451,258	261,887
Other borrowings	500,000	500,000	500,000
Other liabilities	273,247	308,642	257,071
Total liabilities	13,335,830	13,384,139	12,967,339
Stockholders' Equity
Stockholders' equity	2,522,878	2,529,843	2,498,380
Accumulated other comprehensive loss, net of tax	(227,654)	(247,776)	(312,064)
Total stockholders' equity	2,295,224	2,282,067	2,186,316
Total liabilities and stockholders' equity	$15,631,054	$15,666,206	$15,153,655

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
Assets
Cash and due from banks	$144,568	$150,152	$152,966	$150,929	$160,018
Interest-earning balances due from Federal Reserve	513,797	635,331	484,038	412,210	710,308
Total cash and cash equivalents	658,365	785,483	637,004	563,139	870,326
Interest-earning balances due from depository institutions	14,414	11,648	1,065	8,294	10,120
Investment securities available-for-sale	2,661,115	2,522,720	2,542,649	2,557,402	2,716,581
Investment securities held-to-maturity	2,285,617	2,313,208	2,393,865	2,327,267	2,427,974
Total investment securities	4,946,732	4,835,928	4,936,514	4,884,669	5,144,555
Investment in FHLB, FRB, and other stock	33,681	18,012	18,012	21,961	18,012
Loans and lease finance receivables	8,517,188	8,372,383	8,522,587	8,427,967	8,670,420
Allowance for credit losses	(79,341)	(78,161)	(82,960)	(78,964)	(83,580)
Net loans and lease finance receivables	8,437,847	8,294,222	8,439,627	8,349,003	8,586,840
Premises and equipment, net	26,775	26,679	29,959	26,958	39,191
Bank owned life insurance ("BOLI")	325,389	322,591	316,938	321,079	313,671
Intangibles	6,176	7,111	10,650	7,748	12,571
Goodwill	765,822	765,822	765,822	765,822	765,822
Other assets	433,774	430,894	406,898	427,941	378,490
Total assets	$15,648,975	$15,498,390	$15,562,489	$15,376,614	$16,139,598
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,001,471	$7,123,511	$7,116,050	$7,045,960	$7,144,129
Interest-bearing	5,087,709	4,893,214	4,998,424	4,901,353	4,779,181
Total deposits	12,089,180	12,016,725	12,114,474	11,947,313	11,923,310
Customer repurchase agreements	493,886	456,230	456,145	411,625	354,432
Other borrowings	500,000	500,005	500,000	505,261	1,515,725
Other liabilities	261,824	254,279	278,314	252,140	200,466
Total liabilities	13,344,890	13,227,239	13,348,933	13,116,339	13,993,933
Stockholders' Equity
Stockholders' equity	2,541,331	2,538,445	2,507,060	2,530,565	2,469,095
Accumulated other comprehensive loss, net of tax	(237,246)	(267,294)	(293,504)	(270,290)	(323,430)
Total stockholders' equity	2,304,085	2,271,151	2,213,556	2,260,275	2,145,665
Total liabilities and stockholders' equity	$15,648,975	$15,498,390	$15,562,489	$15,376,614	$16,139,598

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
Interest income:
Loans and leases, including fees	$117,415	$110,825	$110,277	$446,156	$455,755
Investment securities:
Investment securities available-for-sale	20,062	18,867	18,041	75,962	80,890
Investment securities held-to-maturity	12,649	12,812	13,020	51,368	53,151
Total investment income	32,711	31,679	31,061	127,330	134,041
Dividends from FHLB, FRB, and other stock	539	377	380	1,706	1,551
Interest-earning deposits with other institutions	5,314	7,231	5,881	18,109	38,765
Total interest income	155,979	150,112	147,599	593,301	630,112
Interest expense:
Deposits	25,047	26,096	28,317	101,294	105,483
Borrowings and customer repurchase agreements	8,007	8,109	8,291	30,317	76,709
Other	267	330	573	1,403	573
Total interest expense	33,321	34,535	37,181	133,014	182,765
Net interest income before provision for (recapture of) credit losses	122,658	115,577	110,418	460,287	447,347
(Recapture of) provision for credit losses	(2,500)	1,000	(3,000)	(3,500)	(3,000)
Net interest income after provision for (recapture of) credit losses	125,158	114,577	113,418	463,787	450,347
Noninterest income:
Service charges on deposit accounts	4,734	4,859	5,097	19,460	20,370
Trust and investment services	4,031	3,875	3,512	15,033	13,729
Loss on sale of AFS Investment Securities	(2,785)	(8,185)	(16,735)	(10,970)	(28,317)
Gain on OREO, net	113	-	-	2,296	-
Gain on sale leaseback transactions	-	-	16,794	-	25,900
Other	5,100	12,457	4,435	29,352	22,792
Total noninterest income	11,193	13,006	13,103	55,171	54,474
Noninterest expense:
Salaries and employee benefits	37,105	35,876	35,998	144,457	144,472
Occupancy and equipment	5,892	5,823	5,866	23,819	23,407
Professional services	2,626	2,350	2,646	9,248	10,482
Computer software expense	4,167	4,350	3,921	17,148	15,301
Marketing and promotion	1,339	1,738	1,757	6,882	7,307
Amortization of intangible assets	881	1,003	1,163	4,193	5,324
Provision for (recapture of) unfunded loan commitments	1,000	500	-	2,000	(1,250)
Acquisition related expenses	1,556	-	-	1,556	-
Other	7,422	6,936	7,129	27,962	28,540
Total noninterest expense	61,988	58,576	58,480	237,265	233,583
Earnings before income taxes	74,363	69,007	68,041	281,693	271,238
Income taxes	19,319	16,421	17,183	72,395	70,522
Net earnings	$55,044	$52,586	$50,858	$209,298	$200,716

Basic earnings per common share	$0.40	$0.38	$0.36	$1.52	$1.44
Diluted earnings per common share	$0.40	$0.38	$0.36	$1.52	$1.44
Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.80	$0.80

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
Interest income - tax equivalent (TE)	$156,007	$150,626	$148,128	$593,413	$632,248
Interest expense	33,321	34,535	37,181	133,014	182,765
Net interest income - (TE)	$122,686	$116,091	$110,947	$460,399	$449,483

Return on average assets, annualized	1.40%	1.35%	1.30%	1.36%	1.24%
Return on average equity, annualized	9.48%	9.19%	9.14%	9.26%	9.35%
Efficiency ratio [1]	46.31%	45.56%	47.34%	46.03%	46.55%
Noninterest expense to average assets, annualized	1.57%	1.50%	1.49%	1.54%	1.45%
Yield on average loans	5.47%	5.25%	5.15%	5.29%	5.26%
Yield on average earning assets (TE)	4.43%	4.32%	4.24%	4.33%	4.35%
Cost of deposits	0.82%	0.86%	0.93%	0.85%	0.88%
Cost of deposits and customer repurchase agreements	0.86%	0.90%	0.97%	0.88%	0.90%
Cost of funds	1.01%	1.05%	1.13%	1.03%	1.32%
Net interest margin (TE)	3.49%	3.33%	3.18%	3.36%	3.09%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	10.25%	10.14%	9.81%
Citizens Business Bank	10.09%	10.00%	9.64%
[2] (Capital - [GW+Intangibles])/(Total Assets - [GW+Intangibles])

Weighted average shares outstanding
Basic	135,525,188	136,830,737	138,661,665	136,757,254	138,414,598
Diluted	135,920,667	137,152,562	139,102,524	137,050,575	138,579,141
Dividends declared	$27,180	$27,548	$27,978	$110,284	$111,859
Dividend payout ratio [3]	49.38%	52.39%	55.01%	52.69%	55.73%
[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	135,551,799	137,509,649	139,689,686
Book value per share	$16.93	$16.60	$15.65
Tangible book value per share	$11.24	$10.98	$10.10

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Nonperforming assets:
Nonaccrual loans	$4,685	$27,804	$27,795
Other real estate owned ("OREO"), net	163	661	19,303
Total nonperforming assets	$4,848	$28,465	$47,098
Loan modifications to borrowers experiencing financial difficulty	$16,902	$10,756	$6,467

Percentage of nonperforming assets to total loans outstanding and OREO	0.06%	0.34%	0.55%
Percentage of nonperforming assets to total assets	0.03%	0.18%	0.31%
Allowance for credit losses to nonperforming assets	1591.60%	278.71%	170.12%

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
Allowance for credit losses:
Beginning balance	$79,336	$78,003	$82,942	$80,122	$86,842
Total charge-offs	(106)	(67)	(64)	(642)	(4,408)
Total recoveries on loans previously charged-off	431	400	244	1,181	688
Net recoveries (charge-offs)	325	333	180	539	(3,720)
(Recapture of) provision for credit losses	(2,500)	1,000	(3,000)	(3,500)	(3,000)
Allowance for credit losses at end of period	$77,161	$79,336	$80,122	$77,161	$80,122

Net recoveries (charge-offs) to average loans	0.004%	0.004%	0.002%	0.006%	-0.043%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in millions)

Allowance for Credit Losses by Loan Type
	December 31, 2025		September 30, 2025		December 31, 2024
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type
Commercial real estate	$61.7	0.94%	$65.4	1.00%	$66.2	1.02%
Construction	0.6	1.57%	0.5	1.74%	0.3	1.94%
SBA	2.7	0.96%	2.6	0.97%	2.6	0.96%
Commercial and industrial	8.4	0.87%	6.6	0.71%	6.1	0.66%
Dairy & livestock and agribusiness	2.5	0.58%	2.8	0.95%	3.6	0.86%
Municipal lease finance receivables	0.3	0.42%	0.2	0.36%	0.2	0.31%
SFR mortgage	0.4	0.16%	0.5	0.17%	0.5	0.16%
Consumer and other loans	0.6	0.98%	0.7	1.13%	0.6	1.04%
Total	$77.2	0.89%	$79.3	0.94%	$80.1	0.94%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price
	2025		2024		2023
Quarter End	High	Low	High	Low	High	Low
March 31,	$21.71	$18.22	$20.45	$15.95	$25.98	$16.34
June 30,	$20.15	$16.01	$17.91	$15.71	$16.89	$10.66
September 30,	$21.34	$18.12	$20.29	$16.08	$19.66	$12.89
December 31,	$20.70	$17.95	$24.58	$17.20	$21.77	$14.62

Quarterly Consolidated Statements of Earnings
		Q4	Q3	Q2	Q1	Q4
		2025	2025	2025	2025	2024
Interest income
Loans and leases, including fees		$117,415	$110,825	$108,845	$109,071	$110,277
Investment securities and other		38,564	39,287	35,364	33,931	37,322
Total interest income		155,979	150,112	144,209	143,002	147,599
Interest expense
Deposits		25,047	26,096	24,829	25,322	28,317
Borrowings and customer repurchase agreements		8,007	8,109	7,401	6,800	8,291
Other		267	330	371	436	573
Total interest expense		33,321	34,535	32,601	32,558	37,181

Net interest income before provision for (recapture of) credit losses		122,658	115,577	111,608	110,444	110,418
(Recapture of) provision for credit losses		(2,500)	1,000	-	(2,000)	(3,000)
Net interest income after provision for (recapture of) credit losses		125,158	114,577	111,608	112,444	113,418

Noninterest income		11,193	13,006	14,744	16,229	13,103
Noninterest expense		61,988	58,576	57,557	59,144	58,480
Earnings before income taxes		74,363	69,007	68,795	69,529	68,041
Income taxes		19,319	16,421	18,231	18,425	17,183
Net earnings		$55,044	$52,586	$50,564	$51,104	$50,858

Effective tax rate		25.98%	23.80%	26.50%	26.50%	25.25%

Basic earnings per common share		$0.40	$0.38	$0.37	$0.37	$0.36
Diluted earnings per common share		$0.40	$0.38	$0.37	$0.36	$0.36

Cash dividends declared per common share		$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared		$27,180	$27,548	$27,703	$27,853	$27,978

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

Loan Portfolio by Type
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Commercial real estate	$6,574,395	$6,535,319	$6,517,415	$6,490,604	$6,507,452
Construction	37,812	29,976	17,658	15,706	16,082
SBA	282,371	266,228	271,735	271,844	273,013
SBA - PPP	30	51	85	179	774
Commercial and industrial	973,631	939,174	912,427	942,301	925,178
Dairy & livestock and agribusiness	431,577	292,963	233,772	252,532	419,904
Municipal lease finance receivables	59,542	61,383	63,652	65,203	66,114
SFR mortgage	281,766	286,111	288,435	269,493	269,172
Consumer and other loans	58,069	59,701	53,322	55,770	58,743
Gross loans, at amortized cost	8,699,193	8,470,906	8,358,501	8,363,632	8,536,432
Allowance for credit losses	(77,161)	(79,336)	(78,003)	(78,252)	(80,122)
Net loans	$8,622,032	$8,391,570	$8,280,498	$8,285,380	$8,456,310

Deposit Composition by Type and Customer Repurchase Agreements

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Noninterest-bearing	$6,800,691	$7,244,968	$7,247,128	$7,184,267	$7,037,096
Investment checking	509,272	487,738	483,793	533,220	551,305
Savings and money market	4,185,244	3,809,768	3,669,912	3,710,612	3,786,387
Time deposits	576,775	581,765	583,990	561,822	573,593
Total deposits	12,071,982	12,124,239	11,984,823	11,989,921	11,948,381

Customer repurchase agreements	490,601	451,258	404,154	276,163	261,887
Total deposits and customer repurchase agreements	$12,562,583	$12,575,497	$12,388,977	$12,266,084	$12,210,268

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

Nonperforming Assets and Delinquency Trends
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Nonperforming loans
Commercial real estate	$4,186	$23,707	$24,379	$24,379	$25,866
SBA	21	3,952	1,265	1,024	1,529
Commercial and industrial	478	145	265	173	340
Dairy & livestock and agribusiness	-	-	60	60	60
Total	$4,685	$27,804	$25,969	$25,636	$27,795
% of Total loans	0.05%	0.33%	0.31%	0.31%	0.33%

Past due 30-89 days (accruing)
Commercial real estate	$2,887	$43	$-	$-	$-
SBA	30	42	3,419	718	88
Commercial and industrial	261	-	-	-	399
Total	$3,178	$85	$3,419	$718	$487
% of Total loans	0.04%	0.00%	0.04%	0.01%	0.01%

OREO
Commercial real estate	$163	$661	$661	$495	$18,656
SFR mortgage	-	-	-	-	647
Total	$163	$661	$661	$495	$19,303
Total nonperforming, past due, and OREO	$8,026	$28,550	$30,049	$26,849	$47,585
% of Total loans	0.09%	0.34%	0.36%	0.32%	0.56%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)

Regulatory Capital Ratios
	Minimum Required	CVB Financial Corp. Consolidated
Capital Ratios	Plus Capital Conservation Buffer	December 31, 2025	September 30, 2025	December 31, 2024
Tier 1 leverage capital ratio	4.0%	11.6%	11.8%	11.5%
Common equity Tier 1 capital ratio	7.0%	15.9%	16.3%	16.2%
Tier 1 risk-based capital ratio	8.5%	15.9%	16.3%	16.2%
Total risk-based capital ratio	10.5%	16.7%	17.1%	17.1%

Tangible common equity ratio		10.3%	10.1%	9.8%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The following is a reconciliation of tangible book value to the Company stockholders' equity computed in accordance with GAAP, as well as a calculation of tangible book value per share.

	December 31, 2025	September 30, 2025	December 31, 2024
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$2,295,224	$2,282,067	$2,186,316
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(5,774)	(6,654)	(9,967)
Tangible book value	$1,523,628	$1,509,591	$1,410,527
Common shares issued and outstanding	135,551,799	137,509,649	139,689,686
Tangible book value per share	$11.24	$10.98	$10.10

Return on Average Tangible Common Equity Reconciliation (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company's average stockholders' equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
	(Dollars in thousands)
Net Income	$55,044	$52,586	$50,858	$209,298	$200,716
Add: Amortization of intangible assets	881	1,003	1,163	4,193	5,324
Less: Tax effect of amortization of intangible assets (1)	(260)	(297)	(344)	(1,240)	(1,574)
Tangible net income	$55,665	$53,292	$51,677	$212,251	$204,466

Average stockholders' equity	$2,304,085	$2,271,151	$2,213,556	$2,260,275	$2,145,665
Less: Average goodwill	(765,822)	(765,822)	(765,822)	(765,822)	(765,822)
Less: Average intangible assets	(6,176)	(7,111)	(10,650)	(7,748)	(12,571)
Average tangible common equity	$1,532,087	$1,498,218	$1,437,084	$1,486,705	$1,367,272

Return on average equity, annualized (2)	9.48%	9.19%	9.14%	9.26%	9.35%
Return on average tangible common equity, annualized (2)	14.41%	14.11%	14.31%	14.28%	14.95%

(1) Tax effected at respective statutory rates.
(2) Annualized where applicable.